UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): February 24, 2004

Commission file number: 000-16299
________________

ANTS SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization) 801 Mahler Rd, Suite G, Burlingame, CA (Address of principal executive offices)	13-3054685 (IRS Employer Identification Number) 94010 (Zip Code)

(650) 692-0240
(Registrant's Telephone Number, including area code)

ITEM 5. Other Events - Shareholder Bulletin

February 24, 2004

Dear Shareholders:

I have news to report on a number of fronts.

ANTs Data Server v2.2
We have just completed development and testing of version 2.2 of the ANTs Data Server ("ADS"). This new version adds a number of features our prospective customers have been asking for, and, for the first time, allows ADS to be deployed on the Linux operating system (while maintaining the same high performance of our Windows and Solaris versions). We have upgraded the Windows and Solaris versions of ADS to 2.2 and we have posted those on our web site for evaluation along with the Linux version.

To spread the word about the availability of version 2.2 we have contacted all prospects (some have already downloaded) and over the next few weeks we will issue a press release, update our web site, and conduct press and analyst interviews (more than 10 scheduled).

Sales Update
We have noticed a marked change in the selling environment over the last 90 days. For the first time since we began actively talking to prospects, IT budgets are starting to loosen, transaction volumes are increasing, and there is a willingness to look at new technologies to solve problems. So what does this mean for ANTs?

  We have increased the sales pipeline to over 65 qualified prospects (up from 50 prospects two months ago). Many of these prospects you would consider "household names" (see my October 21, 2003 shareholder bulletin for our definition of a qualified prospect).

  We are seeing an increase in the ratio of companies willing to evaluate. Of the 65 prospects, 23 are either evaluating or have committed to.

  We are seeing more willingness on the part of large companies to investigate and evaluate. Among the group of 23, six are Fortune 100 companies.

A case in point…we spent six months pursuing one of the evaluators, a Fortune 50 company. Recently, transaction volumes in a number of their applications have increased to the point where they are considering alternatives to their current databases. They assigned their advanced technology group to evaluate ADS using a test application. They were "very, very pleased" (their words) with the performance of ADS versus another well-known database. They have recommended to the database operations committee (for the entire company) that ANTs be considered a qualified database vendor, meaning that we would be on the short list for database projects.

Additionally, over the last couple of months, numerous prospects expressed a desire to evaluate ADS once it was Linux-compatible. Our sales team will now start the process of scheduling those evaluations. Linux is a new technology for many of these companies, and software developers inside these organizations are starting to write new applications on Linux. We have learned that there is a good chance for ADS to be considered for new applications on Linux.

Wireless Services Corporation
They have informed us that the customer targeted for the first ADS installation is now seeing healthy increases in traffic volumes. We hesitate to predict when traffic will increase enough to require ADS, but we do know the customer has bought over $100,000 in new hardware, which is to be used for this implementation. In the meantime, the folks at WSC continue to be supporters of ANTs and believe strongly in our technology. The CTO has consistently offered to speak to potential customers should they want a reference.

Net Soft Systems, Inc. ("Net Soft")
We have extended the termination date of the August 2003 Letter of Intent ("LOI") to March 31, 2004. Net Soft owes ANTs approximately $90,000 pursuant to the terms of the LOI. In the meantime we have authorized them to seek out opportunities in Europe on a non-exclusive basis, and they report several interested companies.

Shareholder's Meeting
We have set a date of May 6th for this year's shareholder meeting. It will be held at the Crowne Plaza in Burlingame, tentatively scheduled for 2pm. I look forward to seeing many of you again this year.

Finally I want to say that I am more confident now than I have ever been that the market is ready for ADS, that ADS is ready for prime-time, and that our team is ready to launch this company to the next stage. Thank you for your patience and support as we bring our revolutionary technology to market. We regularly receive encouragement from shareholders; it is greatly appreciated by our dedicated team!

Best regards,

Frank Ruotolo
Chairman and CEO

This letter is not an offer to sell, nor solicitation of offers to buy, securities. This letter contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results or that it will result in a commercially viable product; that the Company will receive the committed funds and secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2003. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.
Date: February 24, 2004 By:	/s/ Francis K. Ruotolo Francis K. Ruotolo, Chairman and Chief Executive Officer